Atrion Reports Third Quarter Results

Diluted EPS Increases by 25%

ALLEN, TX -- (Marketwire - November 02, 2011) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2011 diluted earnings per share were up 25% and revenues were up 12% compared to the results for the third quarter of 2010.

Atrion's revenues for the quarter ended September 30, 2011 totaled $30.5 million compared with $27.2 million for the same period in 2010. On a diluted per share basis, earnings for the period increased to $3.33 as compared to $2.66 for the same quarter of last year. Net income for the third quarter totaled $6.8 million compared to $5.4 million in last year's third quarter.

Commenting on the results of the third quarter of 2011 compared to the same period of 2010, David Battat, President and CEO, said, "I am very pleased with the Company's performance in the recent quarter. Revenues were higher in all of our major product categories, with exports growing even more robustly than domestic sales, leading to an overall increase in sales of $3.3 million in the quarter, compared with the same period last year." Mr. Battat added, "During the quarter we increased our inventory by $2.3 million, primarily for finished goods, to increase safety stock levels of certain products that were unexpectedly reduced due to higher demand and raw material supply issues. Quality and customer service are key aspects of our value proposition. This includes the ability to supply key products even in the face of unanticipated events. The cost of keeping safety stocks is well outweighed by the favorable impact on customer relationships. We anticipate some further build-up of inventories in the fourth quarter to meet target levels. During the third quarter, we also expended some $2.6 million for equipment purchases, a level of spending that we expect to continue through the remainder of the year and most of 2012 in anticipation of future capacity needs." Mr. Battat concluded, "Despite the high level of expenditures for inventory and equipment in the quarter and spending $1.5 million to repurchase our common stock, the Company increased its cash and investments by $5.0 million, to a total of $52.7 million as of September 30, 2011."

Revenues for the first nine months of 2011 of $92.2 million were 13% higher than revenues of $81.9 million for the first nine months of 2010. Diluted earnings per share for the nine months ended September 30, 2011 increased 33% to $10.17 from $7.65 in the comparable 2010 period.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding a build-up of inventories in the fourth quarter and progress payments for equipment purchases in the remainder of 2011 and most of 2012. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)

                                     Three Months Ended   Nine Months Ended
                                        September 30,       September 30,
                                     ------------------  ------------------
                                       2011      2010      2011      2010
                                     --------  --------  --------  --------
Revenues                             $ 30,457  $ 27,156  $ 92,185  $ 81,939
Cost of goods sold                     15,161    14,180    44,882    43,908
                                     --------  --------  --------  --------
 Gross profit                          15,296    12,976    47,303    38,031
Operating expenses                      5,292     4,973    16,766    14,810
                                     --------  --------  --------  --------
 Operating income                      10,004     8,003    30,537    23,221

Interest income                           325       315       993       689
Other income                                1         2         3         2
                                     --------  --------  --------  --------
Income before income taxes             10,330     8,320    31,533    23,912
Income tax provision                   (3,556)   (2,920)  (10,883)   (8,384)
                                     --------  --------  --------  --------
 Net income                          $  6,774  $  5,400  $ 20,650  $ 15,528
                                     ========  ========  ========  ========

Income per basic share               $   3.35  $   2.68  $  10.22  $   7.69
                                     ========  ========  ========  ========

Weighted average basic shares
 outstanding                            2,023     2,017     2,020     2,019
                                     ========  ========  ========  ========

Income per diluted share             $   3.33  $   2.66  $  10.17  $   7.65
                                     ========  ========  ========  ========

Weighted average diluted shares
 outstanding                            2,033     2,029     2,031     2,031
                                     ========  ========  ========  ========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    Sep. 30,      Dec. 31,
ASSETS                                                2011          2010
                                                 ------------- -------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $      18,687 $      10,670
  Short-term investments                                20,508        10,715
                                                 ------------- -------------
    Total cash and short-term investments               39,195        21,385
  Accounts receivable                                   13,655        11,521
  Inventories                                           23,422        17,400
  Prepaid expenses and other                             1,467         1,050
  Deferred income taxes                                    625           625
                                                 ------------- -------------
      Total current assets                              78,364        51,981

Long-term investments                                   13,529        20,291

Property, plant and equipment, net                      54,124        50,664
Other assets                                            11,563        11,716
                                                 ------------- -------------

                                                 $     157,580 $     134,652
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                   11,854         7,752
  Line of credit                                            --            --
  Other non-current liabilities                         11,901        10,283
  Stockholders' equity                                 133,825       116,617
                                                 ------------- -------------

                                                 $     157,580 $     134,652
                                                 ============= =============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800